Exhibit 8.1

609 Main Street
Houston, TX 77002
United States

+1 713 836 3600

www.kirkland.com

April 22, 2020

Bristow Group Inc.
2103 City West Blvd.
Houston, TX 77042

Dear Ladies and Gentlemen:

We have acted as counsel to Bristow Group Inc., a Delaware corporation (“Bristow”), in connection with the Merger, as defined in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 23, 2020, by and among Bristow, Era Group Inc., a Delaware corporation (“Era”), and Ruby Redux Merger Sub, Inc., a Delaware corporation and direct wholly owned Subsidiary of Era (“Merger Sub”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the Form S-4 by Era with the Securities and Exchange Commission (File No. 333-237557) (the “Registration Statement”), including the joint proxy and consent solicitation statement/prospectus forming a part thereof (“Proxy and Consent Solicitation Statement/Prospectus”), we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Registration Statement, including the Proxy and Consent Solicitation Statement/Prospectus; (iii) the statements and representations made by and on behalf of Bristow, Era and Merger Sub in their respective officer’s certificates (the “Officer’s Certificates”), dated as of the date hereof and delivered to us for purposes of this opinion; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

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Bristow Group Inc.
April 22, 2020

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement, and to any other documents reviewed by us have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Merger will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Bristow, Era and Merger Sub in the Merger Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificates are and, at all times up to the effective time of the Merger, will continue to be true, complete and correct; (4) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Bristow, Era and Merger Sub in the Merger Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificates that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to the effective time of the Merger, will continue to be true, complete and correct as though not so qualified; (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to the effective time of the Merger, there will be no plan, intention, understanding or agreement; and (6) Bristow, Era and Merger Sub will report the Merger for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct in all respects at all times up to the effective time of the Merger, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

Our opinion is based on the Code, the Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Proxy and Consent Solicitation Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences,” we are of the opinion that, under current U.S. federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Bristow Group Inc.
April 22, 2020

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP